Exhibit 99.1

NEWS RELEASE: Sept. 13, 2007

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Reports Earnings Per Share of $0.09 for Fourth Quarter and $0.48 for Fiscal 2007

TORRANCE, CALIF. – (BUSINESS WIRE) – September 13, 2007 – Farmer Bros. Co. (NASDAQ:FARM) today reported net income for its fourth fiscal quarter ended June 30, 2007 of $1.3 million or $0.09 per share, compared with a loss of $0.8 million or $0.06 per share in last year’s fourth quarter. For the full fiscal year, the Company reported audited net income of $6.8 million or $0.48 per share, compared with last year’s net income of $4.8 million or $0.34 per share.

“We are making great progress in our efforts to develop competitive advantages from our acquisition of CBI.  At the same time, we are working hard to improve our bottom line by enhancing our sourcing, improving our distribution management and through old-fashioned cost-control programs,” said Guenter Berger, Chairman and CEO.

Rocky Laverty, President and CEO designate, noted, “We are excited about the combined capabilities of Farmer Bros. and CBI.  The breadth of our combined product lines, manufacturing abilities and marketing expertise is already helping us generate positive momentum.   Our ultimate goal is to better serve all of our customers, and this combination is providing us with the tools to accomplish this objective.”

The results of the operations of Coffee Bean International (CBI) since it was acquired on April 27 are included in the Company’s consolidated 2007 financial statements.

Sales for the fourth quarter increased 15.1% to $58.1 million from $50.5 million for the same period last year, and sales for the fiscal year increased 4.2% to $216.3 million from $207.5 million. The increase primarily reflects higher sales of allied products and CBI’s $5.5 million sales contribution in the fourth quarter. Gross profit for the fourth quarter increased 21.3% to $34.5 million from $28.5 million for the same period last year, and for the fiscal year increased 3.4% to $126.8 million from $122.5 million.

Selling, general and administrative expenses for the fourth quarter increased 3.7% to $34.8 million from $33.5 million for the same period last year and 4.3% to $130.8 million from $125.5 million for the fiscal year when compared with the same period last year.  The increase was primarily the result of higher costs for coffee brewing equipment and additional consulting costs associated with software upgrades and development of the new computer systems to support Sales functions.

The Company also reported total other income of $1.6 million in the fourth quarter of 2007, compared with $1.4 million in the prior year. This increase primarily reflects higher interest rates during fiscal 2007.  For fiscal 2007, the Company reported total other income of $10.9 million compared with $7.0 million in the prior year.

The Company ended the fiscal year with cash and short-term investments of $170.6 million, down from $181.7 million on June 30, 2006. The decrease primarily reflects cash payments of $23.6 million to acquire CBI and $1.4 million for transaction costs.

Management continues to implement its longer-term growth initiatives:

•                  Strategic acquisitions and expansion: On April 27, the Company acquired Coffee Bean Holding Company, Inc. and its subsidiary, Coffee Bean International, Inc., one of the nation’s leading specialty coffee roasters and wholesalers. CBI is being operated as a wholly owned subsidiary, and will continue to be headquartered in Portland, Ore. Farmer Bros. intends, as previously announced, to add to CBI’s production capacity in Portland.  The costs of this expansion will be funded from internal sources and is expected to be between $8 million and $15 million, primarily in fiscal 2008.   In addition, in August 2007, the Company continued its geographic expansion by opening new branches in Shreveport, La. and Nashville, Tenn.

•                  Unique marketing strategy: The businesses of Farmer Bros. and CBI have few overlaps, with the two companies competing for different customers and offering distinct products and services.  CBI utilizes a variety of distribution channels as it markets its specialty coffee lines to private-label retailers, other national accounts and coffee houses.  In contrast, Farmer Bros. serves a variety of traditional coffee blends at different price points to restaurants, hotels, hospitals, and other food service businesses, utilizing its own distribution networks.  The Company believes that, as it combines these marketing approaches and product line, it will be better able to serve current and prospective customers’ needs without regard to the means of distribution.

•                  Pursue national accounts: Farmer Bros continues to fuel its national sales organization, which is pursuing a variety of national restaurant, hospital and convenience store customers. The Company is pleased with the progress of these efforts, which is likely to bear fruit only after an extended effort over time.  The additional resources and expertise provided by CBI are expected to further strengthen this effort.

•                  Enhance the ability to evaluate customer, product and route profitability: In fiscal 2007 the Company completed a significant upgrade to its enterprise resource management (ERP) system. In the fourth quarter the Company completed the conversion of the Custom Coffee Plan Division to the new system and it began testing the sales applications of the ERP system.  Farmer Bros. expects branch operations to begin live testing of its route sales system in the second quarter of fiscal 2008 and it expects CBI to make the conversion to the new ERP system in the third quarter of fiscal 2008.

•                  Promotion of its brand: The Company completed the roll-out of its new product packaging in fiscal 2007.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned subsidiary Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations.  These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact.  These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning.  Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements.  We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC.  Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI Acquisition, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this press release and the quarterly reports filed by the Company on Form 10-Q and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Years ended June 30,
	2007	2006	2005
Net sales	$216,259	$207,453	$198,420
Cost of goods sold	89,492	84,910	82,964
Gross profit	$126,767	$122,543	$115,456

Selling expense	102,622	100,354	92,112
General and administrative expenses	28,221	25,154	29,927
Operating expenses	$130,843	$125,508	$122,039
(Loss) income from operations	$(4,076)	$(2,965)	$(6,583)

Other income (expense):
Dividend income	3,923	3,597	3,420
Interest income	5,768	4,445	2,721
Other, net (expense) income	1,233	(1,072)	(10,887)
Total other income (expense)	$10,924	$6,970	$(4,746)

Income (loss) before taxes	6,848	4,005	(11,329)
Income tax (benefit) expense	33	(751)	(5,902)
Net income (loss)	$6,815	$4,756	$(5,427)
Net income (loss) per common share	$0.48	$0.34	$(0.40)
Weighted average shares outstanding	14,106,011	13,890,609	13,653,420

Five-Year Selected Financial Data

	For the fiscal years ended June 30,
	2007	2006	2005	2004	2003
	(In thousands, except per share data)
Net sales	$216,259	$207,453	$198,420	$193,589	$201,558
(Loss) income from operations	$(4,076)	$(2,965)	$(6,583)	$3,763	$23,888
Net income (loss)	$6,815	$4,756	$(5,427)	$12,687	$23,629
Net income (loss) per common share(a)	$0.48	$0.34	$(0.40)	$0.81	$1.30
Total Assets	$337,609	$317,237	$314,923	$317,871	$416,415
Dividends per common share(a)	$0.44	$0.42	$0.40	$0.38	$0.36

(a)          All per share disclosures have been adjusted to reflect the stock split that became effective on May 10, 2004.

Contacts:

Abernathy MacGregor Group

Jim Lucas / Daniel Marshall

(213) 630-6550